Exhibit 10.4.1

Execution Version

AMENDED AND RESTATED INVESTMENT MANAGEMENT

AND ADVISORY AGREEMENT

This AMENDED AND RESTATED INVESTMENT MANAGEMENT AND ADVISORY AGREEMENT (this “Agreement”) is made as of the 17th day of December between GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the “Investment Adviser”), a limited partnership formed under the laws of the state of Delaware, and GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC, a Delaware limited liability company (the “Company”), and amends and restates the Investment Management and Advisory Agreement, dated as of April 11, 2016, between the Company and the Investment Adviser (the “Original Investment Advisory Agreement”).

WHEREAS, the Company has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Investment Adviser is an investment adviser that is registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the Original Investment Management and Advisory Agreement, the Company has engaged the Investment Adviser to furnish investment advisory services to the Company pursuant to the terms and conditions set forth in the Original Investment Advisory Agreement, and the Investment Adviser has served as the investment adviser to the Company; and

WHEREAS, the Company and the Investment Adviser desire to amend and restate the Original Investment Advisory Agreement in the form of this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.
Sub-Advisers. The Investment Adviser may engage one or more investment advisers which are registered as such under the Advisers Act, to act as sub-advisers to provide the Company certain services set forth in Sections 2 and 5 hereof, all as shall be set forth in a written contract to which the Company and the Investment Adviser shall be parties, which contract shall be subject to approval by the vote of a majority of the board of directors of the Company (the “Board of Directors”) who are not deemed to be “interested persons” of the Company (as defined in the Investment Company Act), cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the Investment Company Act, by the vote of a majority of the outstanding voting securities of the Company and otherwise consistent with the terms of the Investment Company Act.

2.
Management Services.
(a)
Subject to the supervision of the Board of Directors, the Investment Adviser will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company consistent with the investment objectives and policies of the Company. It will determine from time to time what securities or other investments (each such investment being called herein an “Investment” and collectively, “Investments”) shall be purchased for the Company, what Investments shall be held or sold by the Company, and what portion of the Investments shall be held uninvested as cash and cash equivalents, subject always to the provisions of the Company’s Certificate of Formation and the Limited Liability Company Agreement of the Company (as in effect from time to time, the “LLC Agreement”) and of the Investment Company Act, and to the investment objectives, policies and restrictions of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish.
(b)
Subject to the LLC Agreement, the Investment Adviser is hereby authorized to cause the Company to make Investments, directly or indirectly through one or more subsidiaries or special purpose vehicles.
(c)
The Investment Adviser is hereby authorized, on behalf of the Company and at the direction of the Board of Directors pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Investments and other property and funds held or owned by the Company, including, without limitation, exercising and enforcing rights with respect to any claims relating to such Investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.
(d)
Subject to the general supervision of the Board of Directors, the Investment Adviser will provide certain administrative services to the Company other than such administrative services provided by the Company’s administrator (such administrator, or any successor administrator, including any affiliate of the Investment Adviser, the “Administrator”). The Investment Adviser will, to the extent such services are not required to be performed by the Administrator or others pursuant to a custodian agreement (or a transfer agency agreement to the extent that a person other than the Investment Adviser is serving thereunder as the Company’s transfer agent), (i) provide supervision of all aspects of the Company’s operations not referred to in paragraphs (a) to (c) above; (ii) coordinate with and oversee the services being performed by the Administrator and the Company’s custodian and transfer agent, (iii) provide the Company with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Company; (iv) provide on behalf of the Company significant managerial assistance to those portfolio companies of the Company that the Company is required to provide such services to under the Investment Company Act; (v) arrange for, at the Company’s expense, (A) the preparation for the Company of all required tax returns, (B) the preparation and submission of reports to existing holders of equity interests in the Company and regulatory authorities and (C) the preparation and submission of the

Company’s Form 10 or registration statement, as applicable, and all other documents necessary to fulfill regulatory requirements and maintain the registration and qualifications of the Company with the SEC and other regulatory authorities; (vi) maintain all of the Company’s records and (vii) provide the Company with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.
(e)
The Investment Adviser will also provide to the Board of Directors such periodic and special reports as it may reasonably request. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(f)
The Investment Adviser will maintain all books and records with respect to the Company’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Administrator or the Company’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the Investment Company Act. The Investment Adviser will also provide to the Board of Directors such periodic and special reports as it may reasonably request.
(g)
The Investment Adviser will notify the Board of Directors of any change in the Investment Adviser’s membership within a reasonable time after such change.
(h)
The Investment Adviser’s services hereunder are not deemed exclusive, and it shall be free to render similar services to others. The Investment Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of the Investment Adviser or any manager, partner, officer or employee of the Investment Adviser to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Investments, subject at all times to applicable law).
3.
Allocation of Charges and Expenses. The Investment Adviser will pay all costs incurred by it in connection with the performance of its duties under Section 2. The Investment Adviser will pay the compensation and expenses of all its personnel and will make available, without expense to the Company, the services of such of the Investment Adviser’s partners, officers and employees as may duly be elected officers or directors of the Company, subject to their individual consent to serve and to any limitations imposed by law. The Investment Adviser will not be required to pay any expenses of the Company other than those specifically allocated to it in this Section 3. In particular, but without limiting the generality of the foregoing, the Investment Adviser will not be required to pay: (i) operational and organizational expenses of the

Company; (ii) fees and expenses, including travel expenses, incurred by the Investment Adviser or payable to third parties related to Investments, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses relating to, or associated with, evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments; (iii) interest, fees and other expenses payable on indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit, if any, incurred by the Company; (iv) fees and expenses incurred by the Company in connection with membership in investment company organizations; (v) brokers’ commissions; (vi) fees and expenses associated with calculating the Company’s net asset value (including the costs and expenses of any independent valuation firm); (vii) legal, auditing or accounting expenses; (viii) taxes or governmental fees; (ix) the fees and expenses of the administrator, transfer agent and/or sub-transfer agent of the Company; (x) the cost of preparing unit certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of common units of limited liability interests in the Company (“Units”); (xi) the expenses of and fees for registering or qualifying Units for sale and of maintaining the registration of the Company or qualifying and registering the Company as a broker or a dealer; (xii) the fees and expenses of the Company’s directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act); (xiii) the fees or disbursements of custodians of the Company’s assets, including expenses incurred in the performance of any obligations enumerated by the LLC Agreement or other organizational documents of the Company insofar as they govern agreements with any such custodian; (xiv) the cost of preparing and distributing reports, proxy statements and notices to holders of Units in the Company (“Unitholders”), the SEC and other regulatory authorities; (xv) insurance premiums; (xvi) costs of holding meetings of Unitholders or (xvii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses not incurred in the ordinary course of the Company’s business. The Investment Adviser shall not be required to pay expenses of activities which are primarily intended to result in sales of Units in the Company, including, but not limited to, all costs and expenses associated with the preparation and distribution of an offering memorandum, a subscription agreement, if applicable, a registration statement or an equityholder application form or any other offering or disclosure document required by applicable law.

Company expenses borne by the Company in the ordinary course on an annual basis (excluding the Management Fee, the Incentive Fee, organizational and start-up expenses, and leverage-related expenses (including among other things, participation-related expenses)) shall not exceed an amount equal to $4,250,000, provided, however, that expenses incurred outside of the ordinary course, including litigation and similar expenses, are not subject to such cap.

To the extent that expenses to be borne by the Company pursuant to this Section 3 are paid by the Investment Adviser, the Company shall reimburse the Investment Adviser for such expenses, provided, however, that the Investment Adviser may elect, from time to time and in its sole discretion, to bear certain of the Company’s expenses set forth above, including organizational and other expenses.

4.
Compensation of the Investment Adviser.
(a)
The Company shall pay to the Investment Adviser for its services to the Company a management fee (the “Management Fee”) in such amounts and at such times as set forth in Appendix I.
(b)
The Company shall also pay to the Investment Adviser an incentive fee (the “Incentive Fee”) in such amounts and at such times as set forth in Appendix II.
(c)
The Investment Adviser represents, warrants and agrees to the Company that there are no accrued or unpaid fees (including any Management Fees and Incentive Fees) payable under the Original Investment Advisory Agreement as of the date of this Agreement.
5.
Avoidance of Inconsistent Position. The Investment Adviser or its agent shall arrange for the placing of all orders for the purchase and sale of Investments with brokers or dealers (including Goldman Sachs & Co. LLC or an affiliate thereof) selected by the Investment Adviser. In the selection of such brokers or dealers (including Goldman Sachs & Co. LLC or an affiliate thereof) and the placing of such orders, the Investment Adviser is directed at all times to seek to obtain the best net results for the Company, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, the Investment Adviser may select a broker based partly upon brokerage or research services provided to the Company, the Investment Adviser and any of its other accounts. It is also understood that it is desirable for the Company that the Investment Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Adviser is authorized to place orders for the purchase and sale of securities for the Company with such brokers, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Adviser in connection with its services to other clients. If any occasion should arise in which the Investment Adviser gives any advice to its clients concerning the shares of the Company, it will act solely as investment counsel for such clients and not in any way on behalf of the Company. The Investment Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Company as well as its other customers (including any investment company or advisory account for which the Investment Adviser or any of its affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other customers.
6.
Limitation of Liability of Investment Adviser and the Company. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Investment Adviser’s part in the performance of its duties or from reckless disregard by the Investment Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Investment Adviser, who may be or become an employee of and paid by the Company shall be deemed, when acting within the scope of his employment by the Company, to be acting in such employment solely for the Company and not as the Investment Adviser’s employee or agent.
7.
Duration and Termination of this Agreement. This Agreement shall remain in full force and effect for two years from the date first written above and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Company’s directors who are not interested persons (as defined in the Investment Company Act) and in accordance with the requirements of the Investment Company Act and (b) by a vote of a majority of the Board of Directors or of a majority of the outstanding voting securities of the Company. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by the Board of Directors, or by vote of a majority of the outstanding voting securities of the Company, on the one hand, or by the Investment Adviser, on the other hand. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

Any termination of this Agreement pursuant to this Section 7 shall be without penalty or other additional payment save that (i) the Company shall pay the Management Fee referred to in Appendix I prorated to the date of termination and the Final Incentive Fee Payment referred to in Appendix II; and (ii) the Company shall honor any trades entered but not settled before the date of any such termination. Sections 3, 4, 6, 7, 9 and 10 hereof shall survive the termination of this Agreement.

8.
Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent required under the Investment Company Act, no amendment of this Agreement shall be effective as to the Company until approved by vote of the holders of a majority of the outstanding voting securities of the Company and by a majority of the Board of Directors, including a majority of the directors who are not interested persons (as defined in the Investment Company Act) of the Company and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. If any provision or any part of a provision of this

Agreement shall be found to be void or unenforceable, it shall not affect the remaining part which shall remain in full force and effect.
9.
General. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company consents to exclusive jurisdiction and venue for any litigation arising out of this Agreement to the United States District Court for the Southern District of New York, unless no federal jurisdiction exists, in which case the Company consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County. Nothing herein shall constitute a waiver or limitation of any rights which the Company may have, if any, under any applicable law.
10.
Notices. Except as otherwise provided herein, all communications hereunder shall be in writing sent by courier or registered air mail, or by facsimile or electronic means (and, in respect of communications sent by facsimile or electronic means, confirmed in writing sent by courier or registered air mail), to the requisite party, at its address as follows:

If to the Investment Adviser:

Goldman Sachs Asset Management,

L.P. 200 West Street

New York, New York 10282 Attention: President

Fax: (212) 357-5281

If to the Company:

Goldman Sachs Private Middle Market Credit LLC

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Chief Executive Officer

Fax: (212) 357-5281

or to such other address as to which the party receiving the notice shall have notified the other party in writing.

11.
Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.
Effective Date. This Agreement shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ David Miller
Name: David Miller
Title: Managing Director

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

By:	/s/ David Miller
Name: David Miller
Title: Co-Chief Executive Officer and Co-President

[Signature Page to Amended and Restated Investment Management and Advisory Agreement]

APPENDIX I

Management Fee

The Company will pay the Investment Adviser the Management Fee, payable quarterly in arrears, equal to 0.25% (i.e., an annual rate of 1.00%) of the average net asset value of the Company at the end of the then-current calendar quarter and the prior calendar quarter. The Management Fee for any partial quarter will be appropriately prorated.

APPENDIX II

Incentive Fee

1.
Incentive Fee: The Incentive Fee shall be calculated as provided below and payable (i) in arrears at the end of each calendar year or (ii) in the event that this Agreement is terminated, as follows:
a.
First, no Incentive Fee will be payable to the Investment Adviser with respect to any period in which the Company’s Cumulative Pre-Incentive Fee Net Return does not exceed the Hurdle Amount for such period.
b.
Second, 100.0% of the Company’s Cumulative Pre-Incentive Fee Net Return with respect to that portion of such Cumulative Pre-Incentive Fee Net Return, if any, that exceeds the Hurdle Amount until amounts payable to the Investment Adviser equal 10.0% of the Company’s Cumulative Pre-Incentive Fee Net Return as if the Hurdle Amount did not apply (“Catch-up”).
c.
Thereafter, the Investment Adviser will be entitled to receive 10.0% of the Cumulative Pre-Incentive Fee Net Return, if any, that exceeds the Catch-up for such period.

The amount of Incentive Fees payable in respect of such calendar year or upon termination, as applicable, shall equal the Incentive Fees calculated based on the methodology above, less the aggregate amount of any previously paid Incentive Fees, in each case determined on a cumulative basis from the Lookback Date through the end of such calendar year (or, if terminated, until the date of termination). For the avoidance of doubt the Incentive Fee payable in such calendar year shall be no less than zero.

For purposes of this Agreement,

“Contributed Capital” shall mean the aggregate amount of capital contributions that have been made by all Unitholders in respect of their Units to the Company. All distributions consisting of proceeds attributable to the repayment or disposition of any Investment to Unitholders (including for the avoidance of doubt, capital gains) will be considered a return of Contributed Capital. For the avoidance of doubt, unreturned Contributed Capital at any time shall equal aggregate Contributed Capital minus cumulative distributions (excluding, for the avoidance of doubt, any distributions of interest, dividends and fees) but shall never be less than zero.

“Cumulative Pre-Incentive Fee Net Return” for the relevant calendar year (or, if terminated, until the date of termination) shall mean (x) Pre-Incentive Fee Net Investment Income determined on a cumulative basis for the period from the Lookback Date through the end of such calendar year (or, if terminated, until the date of termination), plus (y) realized capital gains, computed net of all realized capital losses and unrealized capital depreciation determined on a cumulative basis for the period from the Lookback Date through the end of such calendar year (or, if terminated, until the date of termination). In no event will Cumulative Pre-Incentive Fee Net Return include unrealized capital appreciation. The Company will accrue for unrealized capital appreciation but will not pay any Incentive Fee with respect to unrealized capital appreciation. Capital appreciation would be includable in Cumulative Pre-Incentive Fee Net Return with respect to a given investment if the Company were to sell the investment and realize a capital gain.

“Hurdle Amount” shall mean an amount equal to 7.0%, per annum, compounded annually, on aggregate unreturned Contributed Capital, from the date each capital contribution is made through the date such capital has been returned.

“Lookback Date” shall mean December 17, 2024.

“Pre-Incentive Fee Net Investment Income” means, with respect to the relevant period, interest income, dividend income and any other income (including, without limitation, any accrued income that the Company has not yet received in cash and any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during such period, minus the Company’s operating expenses accrued during such period (including, without limitation, the Management Fee, administration expenses and any interest expense and dividends paid on any issued and outstanding preferred Units in the Company, but excluding the Incentive Fee). For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Notwithstanding anything to the contrary herein, in no event will an amount be paid with respect to the Incentive Fee to the extent it would cause the aggregate amount of the Incentive Fee to be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

2.
Final Incentive Fee Payment: If this Agreement is terminated prior to termination of the Company (other than the Investment Adviser voluntarily terminating the Agreement), the Company will pay to the Investment Adviser a final Incentive Fee payment (the “Final Incentive Fee Payment”). The Final Incentive Fee Payment will be calculated as of the date the Agreement is so terminated and will equal the amount of Incentive Fee that would be payable to the Investment Adviser if (a) all Investments were liquidated for their current value (but without taking into account any unrealized appreciation of any Investment), and any unamortized deferred Investment-related fees would be deemed accelerated, (b) the proceeds from such liquidation were used to pay all the Company’s outstanding liabilities, and (c) the remainder were distributed to Unitholders and paid as an Incentive Fee in accordance with the provisions set forth in paragraph (1) above. The Company will make the Final Incentive Fee Payment in cash on or immediately following the date the Agreement is so terminated.